Exhibit 99.1

PLEASE CONTACT:

Tere Miller

Vice President,

Corporate Communications

760-741-2111 ext. 177

REALTY INCOME ANNOUNCES RECORD

FOURTH QUARTER AND YEAR-END OPERATING RESULTS

ESCONDIDO, CALIFORNIA, February 4, 2004...Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) announces operating results for the fourth quarter and year ended December 31, 2003.

COMPANY HIGHLIGHTS

For the quarter ended December 31, 2003:

•                  Revenue increased 28.6% compared to the same quarterly period one year ago

•                  Funds from Operations (FFO) available to common stockholders increased 26.0% to $31.5 million

•                  FFO per diluted common share increased 19.7% to $0.85 per share

•                  Net income available to common stockholders per diluted common share increased to $0.67

•                  Same store rents increased 0.2% to $31.2 million

•                  Invested $247.3 million in 211 additional properties

•                  Issued $150 million of 5-1/2%, 12-year, senior unsecured notes

•                  Issued 2.875 million shares of common stock generating gross proceeds of $116.7 million

•                  Increased the monthly dividend amount for the 25th consecutive quarter to an annual rate of $2.40 per share

For the year ended December 31, 2003:

•      Revenue increased 13.4% in comparison to the year ended 2002

•                  FFO increased 11.0% to $104.0 million

•                  FFO per diluted common share increased 5.8% to $2.92 per share

•                  Net income available to common stockholders per diluted common share increased to $2.15

•                  Same store rents increased 0.9% to $122.2 million

•                  Invested $371.6 million in 302 properties during all of 2003

•                  Issued $100 million of 5-3/8%, 10-year, senior unsecured notes in March

•                  Portfolio occupancy was 98.1% at the end of the year

•                  Received a ratings upgrade in February 2003 from Moody’s Investors Service to Baa2 from Baa3 on the Company’s senior unsecured debt and to Baa3 from Ba1 on its preferred stock securities

•                  Received a ratings upgrade in November 2003 from Standard & Poor’s Ratings Group to BBB from BBB- on the Company’s senior unsecured debt and to BBB- from BB+ on its preferred stock securities

•                  Paid the 401st consecutive monthly dividend in December 2003

•                  Provided a 2003 total return to shareholders of 21.0%

Financial Results

Revenue Increases

Realty Income’s revenue for the fourth quarter ended December 31, 2003 increased 28.6% to $47.2 million as compared to $36.7 million for the same quarter in 2002.

Revenue for the year ended December 31, 2003 increased 13.4% to $156.1 million from $137.7 million for the same period in 2002.

FFO Available to Common Stockholders

FFO for the quarter ended December 31, 2003 increased 26.0% to $31.5 million as compared to $25.0 million for the same quarter in 2002. FFO per diluted common share increased 19.7% to $0.85 per share compared to $0.71 per share for the same period in 2002.

For the year ended December 31, 2003, FFO increased 11.0% to $104.0 million as compared to $93.7 million in 2002. FFO per diluted common share increased 5.8% to $2.92 per share as compared to $2.76 per share in 2002.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on net income analyses of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP, measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. (See reconciliation of net income available to common stockholders to FFO on page seven.)

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended December 31, 2003 was $25.1 million as compared to $17.7 million for the same period in 2002. On a diluted per common share basis, net income for the quarter was $0.67 per share as compared to $0.51 per share for the same period in 2002.

The calculation to determine net income for a real estate company includes gains and losses from the sale of investment properties. The amount of gains and losses varies from quarter to quarter according to the timing of property sales. This variance can significantly impact net income.

Excluding the gain on sales of investment properties and income from discontinued operations during the fourth quarter of each year, income from operations available to common stockholders increased by $0.11 to $0.59 per share in 2003 as compared to $0.48 per share in 2002, on a diluted per common share basis.

Net income available to common stockholders, for the year ended December 31, 2003, was $76.7 million as compared to $69.0 million in 2002. On a diluted per common share basis, net income was $2.15 per share as compared to $2.03 per share in 2002.

Excluding the gain on sales of investment properties and income from discontinued operations, income from operations available to common stockholders increased by $0.17 to $1.95 per share in 2003 as compared to $1.78 per share in 2002, on a diluted per common share basis.

Dividend Information

In December 2003, Realty Income announced the 25th consecutive quarterly increase in the amount of the monthly dividend on its common stock. This marked the 27th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. Through December 2003, the Company has paid 401 consecutive monthly dividends throughout its 34-year operating history. The amount of the monthly dividend was increased to $0.20 per share for an annualized dividend amount of $2.40 per share. During 2003, Realty Income paid twelve monthly dividends totaling $2.3625 per common share and increased the amount of the monthly dividend four times. The Company continues its 34-year policy of declaring and paying common stock dividends every month.

During 2003, the Company also paid twelve monthly dividends totaling $2.375 per share on its Class C preferred stock and four quarterly dividends totaling $2.34375 per share on its Class B preferred stock.

Real Estate Portfolio Update

As of December 31, 2003, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,404 properties located in 48 states, leased to 85 retail chains doing business in 28 retail segments. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.8 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of December 31, 2003, portfolio occupancy was 98.1% with only 26 properties available for lease out of 1,404 properties in the portfolio.

Same store rents, on the 1,003 properties under lease during the three months ended December 31, 2003 and 2002, increased 0.2% to $31.24 million from $31.18 million in 2002. Same store rents, on the same 1,003 properties under lease during the twelve months ended December 31, 2003 and 2002, increased 0.9% to $122.23 million compared to $121.11 million in 2002.

Property Acquisitions

During the fourth quarter, Realty Income and its wholly-owned subsidiary, Crest Net Lease Inc., invested $247.3 million in 211 new properties and properties under development. Realty Income invested $189.3 million in 164 properties with an initial average contractual lease yield of 9.4%. The 164 new properties are located in 16 states and are 100% leased under net-lease agreements with an initial average lease length of 19.9 years. They are leased to five different retail chains in five industries: automotive collision service, automotive service, automotive tire service, convenience store, and home improvement. Crest Net Lease invested $58.0 million in 47 new properties and properties under development.

For the year ended December 31, 2003, Realty Income and Crest Net Lease invested $371.6 million in 302 new properties and properties under development. Realty Income invested $284.0 million in 242 properties with an initial average contractual lease yield of 9.8%. The 242 properties are located in 20 states and are 100% leased under net-lease agreements with an initial average lease length of 19.9 years. They are leased to 15 different retail chains in ten industries: automotive collision service, automotive service, automotive tire service, convenience store, equipment rental service, grocery store, home improvement, restaurant, sporting goods and travel plaza. Crest Net Lease invested $87.6 million in 60 new properties and properties under development.

During 2004, Realty Income anticipates it will acquire additional properties utilizing its acquisition credit facility, the proceeds from property dispositions, internally generated cash flow and the proceeds from the potential offering of additional public securities. Realty Income maintains a credit facility with borrowing capacity of $250 million, which is used to fund acquisitions. The outstanding balance on the Company’s acquisition credit facility at year-end was $26.4 million with $223.6 million available to fund new acquisitions.

Property Dispositions

Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sale proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the fourth quarter ended December 31, 2003, Realty Income sold 14 properties for $9.4 million, which resulted in a gain on sales of $2.7 million. The properties sold consisted of: nine child care properties, two restaurants, one automotive collision service center, one consumer electronics store, and one home improvement store. The proceeds were or will be used to pay down the Company’s acquisition credit facility and invest in new properties.

For the year ended December 31, 2003, Realty Income sold 35 properties for $23.1 million, which resulted in a gain on sales of $6.5 million. The properties sold consisted of: 19 child care properties, nine restaurants, three home improvement stores, one automotive collision service center, one automotive service location, one consumer electronics store and one other property.

Other Activities

Issuance of 12-Year Senior Unsecured Notes

In November 2003, Realty Income issued $150 million of 5-1/2%, 12-year, senior unsecured notes due 2015. The price to investors for the notes was 99.508% of the principal amount for an effective yield of 5.56%. These securities are rated BBB by Fitch Ratings, Baa2 by Moody’s Investors Service and BBB by Standard & Poor’s Ratings Group. The proceeds from the sale of the notes were used to fund the acquisition of additional properties and to repay borrowings under the Company’s acquisition credit facility.

Ratings Upgrade

In November 2003, Realty Income received a ratings upgrade from Standard & Poor’s Ratings Group. The Company’s senior unsecured debt ratings were raised to BBB from BBB-. Its preferred stock ratings were raised to BBB- from BB+, with a stable outlook.

Issuance of Common Stock

In October 2003, Realty Income issued 2.875 million common shares priced at $40.59 per share. Net proceeds from the offering of $110.8 million were used to repay a portion of the amount outstanding on the Company’s $250 million unsecured acquisition credit facility.

Issuance of 10-Year Senior Unsecured Notes

In March 2003, Realty Income issued $100 million of 5-3/8%, 10-year, senior unsecured notes due 2013. The price to investors for the notes was 99.509% of the principal amount for an effective yield of 5.439%. These securities are rated

BBB by Fitch Ratings, Baa2 by Moody’s Investors Service and BBB by Standard & Poor’s Ratings Group. The proceeds from the sale of the notes were used to repay borrowings under the Company’s acquisition credit facility.

Ratings Upgrade

In February 2003, Realty Income received a ratings upgrade from Moody’s Investors Service. The Company’s senior unsecured debt ratings were raised to Baa2 from Baa3. Its preferred stock ratings were raised to Baa3 from Ba1, with a stable outlook.

Crest Net Lease

Crest Net Lease is a subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the fourth quarter ended December 31, 2003, Crest sold 23 properties for $38.1 million and reported a gain on sales of $5.3 million. During the quarter Crest also invested $58.0 million in 47 new properties and properties under development.

For the year ended December 31, 2003, Crest sold 27 properties for $45.2 million and reported a gain on sales of

$6.2 million. Crest also invested $87.7 million in 60 new properties and properties under development. As of the end of the year Crest carried a property inventory of $53.3 million, which consists of 37 properties held for sale. Because of the increase in Crest’s inventory, the Company anticipates that Crest’s contributions to Realty Income’s FFO in the early quarters of 2004 may accelerate in comparison to the same quarters in 2003.

Management’s goal is for Crest to carry an average inventory of approximately $20 to $25 million in properties. The subsidiary generates an earnings spread on the difference between the lease payments it receives on the properties held in inventory and the cost of the capital used to acquire properties. It is management’s belief that at this level of inventory these earnings will more than cover the ongoing operating expenses of Crest.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of property sales, if any, in a given quarter. During the fourth quarter and year ended December 31, 2003, Crest generated $4.1 million and $4.6 million, or $0.11 and $0.13, respectively, per diluted common share in FFO for Realty Income, as compared to $0.8 million and $2.7 million, or $0.02 and $0.08, respectively, per diluted common share during the same period in 2002.

CEO Comments on 2003 Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer stated, “We are pleased to report that 2003 was a record year for operations of The Monthly Dividend Company®. We ended the year with substantial increases in revenue, earnings, and dividends as well as a significant rise in the size and diversification of the Company’s real estate portfolio. We also enjoyed four dividend increases and saw the price of our common stock grow from $35.00 at the beginning of the year to $40.00 at the end of the year. Including dividend and share price increases, the total return to shareholders for 2003 was a healthy 21.0%.

“We were also gratified with a record $371.6 million in property acquisitions, by far the highest in our 34-year operating history. We also continue to enjoy attractive lease yields on new acquisitions even in the current low interest rate environment. At the same time we were pleased with the Company’s continued access to the public capital markets during 2003. We completed two note offerings and an equity offering over the course of the year, which allowed us to generate $357 million of capital to continue our growth while maintaining one of the most conservative balance sheets in our industry. In addition, the Company’s core portfolio of real estate exhibited stable occupancy, ending the year with 98.1% of our properties occupied. We believe this excellent performance is due to our continued focus on acquiring properties leased to retailers that sell basic human needs goods and services which consumers use every day. Finally, our subsidiary, Crest Net Lease, outperformed our expectations in the fourth quarter, resulting in a $4.6 million, or $0.13 per share, contribution to Realty Income’s funds from operations in 2003.

“Looking forward to 2004, we are optimistic about the Company’s operations and financial performance for the year ahead. We enter the year with strong portfolio occupancy, a clean and uncomplicated balance sheet, access to capital to fund our growth and access to continued acquisition opportunities. As such, we believe we should be able to continue to deliver solid operational performance during 2004.

“We are fortunate that, as The Monthly Dividend Company®, we have continued to offer a dependable source of monthly income to our shareholders throughout market swings and economic uncertainties. We continue to grow our FFO faster than dividends, providing solid dividend coverage and a reduced FFO payout ratio which adds to dividend safety.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, and the operations of Crest Net Lease.

2004 Estimates

Management estimates that FFO per common share for 2004 should range from $3.06 to $3.10, which would equate to an increase of approximately 5% to 6% over 2003 FFO per share of $2.92. This represents an increase from the Company’s previous 2004 FFO per share estimates of $3.03 to $3.09. FFO for 2004 is based on an estimated diluted net income per share range of $2.19 to $2.23, adjusted (in accordance with the National Association of Real Estate Investment Trust’s (NAREIT) definition of FFO) for estimated real estate depreciation of $1.02 and potential gain on sales of investment properties of $0.15 per share.

Management estimates Crest Net Lease could contribute between $0.12 to $0.14 per share to Realty Income’s FFO during 2004. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO. Absent any changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of December 31, 2003, the Company had paid 401 consecutive monthly dividends throughout its 34-year operating history. The monthly income is supported by the cash flows from approximately 1,400 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three months and years ended December 31, 2003 and 2002

(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/03	Three Months Ended 12/31/02	Year Ended 12/31/03	Year Ended 12/31/02
REVENUE
Rental	$41,607	$35,576	$149,279	$133,891
Gain on sales of real estate acquired for resale	5,329	1,035	6,217	3,495
Interest and other	293	41	618	336

	47,229	36,652	156,114	137,722
EXPENSES
Interest	7,732	6,209	26,974	23,536
Depreciation and amortization	9,147	7,912	33,465	30,113
General and administrative	3,090	2,405	11,182	9,454
Property	704	615	2,581	2,504
Income taxes	2,044	354	2,703	1,743

	22,717	17,495	76,905	67,350

Income from operations	24,512	19,157	79,209	70,372
Gain on sales of investment properties	—	—	—	340

Income from continuing operations	24,512	19,157	79,209	70,712
Income from discontinued operations	2,972	950	7,226	7,955

Net income	27,484	20,107	86,435	78,667
Preferred stock dividends	(2,428)	(2,428)	(9,713)	(9,713)

Net income available to common stockholders	$25,056	$17,679	$76,722	$68,954

Funds from operations available to common stockholders (FFO)	$31,545	$24,954	$104,038	$93,748

Per share information for common stockholders:
FFO, basic from:
FFO before Crest Net contribution	$0.74	$0.69	$2.80	$2.68
Crest Net Lease	0.11	0.02	0.13	0.08
Total FFO	0.85	0.72	2.93	2.76
FFO, diluted from:
FFO before Crest Net contribution	$0.74	$0.69	$2.79	$2.68
Crest Net Lease	0.11	0.02	0.13	0.08
Total FFO	0.85	0.71	2.92	2.76
Income from operations
Basic	$0.59	$0.48	$1.95	$1.79
Diluted	0.59	0.48	1.95	1.78

Net income

Basic

$

0.67

$

0.51

$

2.16

$

2.03

Diluted

0.67

0.51

2.15

2.03

Cash dividends paid	0.596	0.581	2.363	2.303

FUNDS FROM OPERATIONS

For the three months and years ended December 31, 2003 and 2002

(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/03	Three Months Ended 12/31/02	Year Ended 12/31/03	Year Ended 12/31/02

Net income available to common stockholders	$25,056	$17,679	$76,722	$68,954
Depreciation and amortization:
Continuing operations	9,147	7,912	33,465	30,113
Discontinued operations	30	208	449	1,114
Depreciation of furniture, fixtures & equipment	(28)	(32)	(114)	(136)
Gain on sales of investment properties:
Continuing operations	—	—	—	(340)
Discontinued operations	(2,660)	(813)	(6,484)	(5,957)

Funds from operations available to common stockholders	$31,545	$24,954	$104,038	$93,748

Dividends paid to common stockholders	$22,030	$20,269	$83,842	$78,042

FFO in excess of dividends	$9,515	$4,685	$20,196	$15,706

FFO per common share:
Basic	$0.85	$0.72	$2.93	$2.76
Diluted	0.85	0.71	2.92	2.76

Weighted average number of common shares used for computation per share:

Basic	37,241,157	34,871,485	35,564,141	33,933,749
Diluted	37,287,776	34,928,294	35,611,314	33,988,157

FUNDS FROM OPERATIONS GENERATED BY CREST NET LEASE

For the three months and years ended December 31, 2003 and 2002

 (dollars in thousands, except per share amounts)

Gain on sales of real estate acquired for resale	$5,329	$1,035	$6,217	$3,495
Rent and other revenue	1,284	161	1,724	1,422
Interest expense	(330)	(76)	(561)	(395)
General and administrative expense	(230)	(70)	(566)	(410)
Property expenses	(5)	(13)	(24)	(117)
Income taxes	(1,927)	(230)	(2,202)	(1,247)
Funds from operations contributed by Crest Net	$4,121	$807	$4,588	$2,748
FFO per common share, basic and diluted	$0.11	$0.02	$0.13	$0.08

Total FFO	$31,545	$24,954	$104,038	$93,748
Less FFO contributed by Crest Net	(4,121)	(807)	(4,588)	(2,748)
FFO before Crest Net contribution	$27,424	$24,147	$99,450	$91,000
FFO before Crest Net contribution per common share:
Basic	$0.74	$0.69	$2.80	$2.68
Diluted	0.74	0.69	2.79	2.68

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains and increased by losses on (i) sales of investment property and (ii) extraordinary items.

HISTORICAL FFO COMPONENTS

	2003	2002	2001	2000

For the three months ended December 31,

Net income available to common stockholders	$25,056	$17,679	$15,995	$14,234
Depreciation and amortization	9,149	8,088	7,492	8,469
Gain on sales	(2,660)	(813)	(1,556)	(4,881)

FFO	$31,545	$24,954	$21,931	$17,822

Total FFO per diluted share	$0.85	$0.71	$0.68	$0.67

FFO components, per diluted share:
FFO before Crest Net’s contribution	$0.74	$0.69	$0.66	$0.66
Crest Net FFO	0.11	0.02	0.03	0.01

Total FFO	$0.85	$0.71	$0.68	$0.67

Cash dividends paid per share	$0.596	$0.581	$0.566	$0.551
Diluted shares outstanding	37,287,776	34,928,294	32,129,601	26,595,574

For the year ended December 31,

Net income available to common stockholders	$76,722	$68,954	$57,846	$45,076
Depreciation and amortization	33,800	31,091	29,010	28,875
Gain on sales	(6,484)	(6,297)	(10,478)	(6,712)

FFO	$104,038	$93,748	$76,378	$67,239

Total FFO per diluted share	$2.92	$2.76	$2.61	$2.52

FFO components, per diluted share:
FFO before Crest Net’s contribution	$2.79	$2.68	$2.53	$2.50
Crest Net FFO	0.13	0.08	0.08	0.02

Total FFO	$2.92	$2.76	$2.61	$2.52

Cash dividends paid per share	$2.363	$2.303	$2.243	$2.183
Diluted shares outstanding	35,611,314	33,988,157	29,281,120	26,700,806

CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and December 31, 2002

(dollars in thousands, except per share amounts)

	2003	2002
ASSETS
Real estate, at cost:
Land	$557,288	$467,488
Buildings and improvements	975,894	818,412
	1,533,182	1,285,900

Less accumulated depreciation and amortization	(272,647)	(254,250)

Net real estate held for investment	1,260,535	1,031,650
Real estate held for sale, net	60,110	6,528
Net real estate	1,320,645	1,038,178
Cash and cash equivalents	4,837	8,921
Accounts receivable	3,950	4,408
Goodwill, net	17,206	17,206
Other assets	13,619	11,517

Total assets	$1,360,257	$1,080,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$7,582	$6,801
Accounts payable and accrued expenses	11,479	5,047
Other liabilities	7,030	6,227
Line of credit payable	26,400	109,700
Notes payable	480,000	230,000

Total liabilities	532,491	357,775

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 4,125,700 shares issued and outstanding	99,368	99,368
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 37,909,086 and 34,874,827 shares issued and outstanding in 2003 and 2002, respectively	969,030	855,818
Distributions in excess of net income	(240,632)	(232,731)

Total stockholders’ equity	827,766	722,455

Total liabilities and stockholders’ equity	$1,360,257	$1,080,230

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)

	For the Quarter Ended Dec. 31, 2003	For the Years Ended
Industries (28)		Dec. 31, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000	Dec 31, 1999	Dec 31, 1998		Dec 31, 1997

Apparel Stores	2.0%	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%		0.7%
Automotive Collision Services	0.6	0.3	—	—	—	—	—		—
Automotive Parts	4.6	4.5	4.9	5.7	6.0	6.3	6.1		7.3
Automotive Service	7.9	8.3	7.0	5.7	5.8	6.6	7.5		6.4
Automotive Tire Services	4.5	3.1	2.7	2.6	2.3	2.3	1.7		1.8
Book Stores	0.5	0.4	0.4	0.4	0.5	0.5	0.6		0.5
Business Services	0.1	0.1	0.1	0.1	0.1	0.1		*	—
Child Care	16.3	17.8	20.8	23.9	24.7	25.3	29.2		35.9
Consumer Electronics	2.8	3.0	3.3	4.0	4.9	4.4	5.4		6.5
Convenience Stores	15.9	13.3	9.1	8.4	8.4	7.2	6.1		5.5
Craft & Novelties	0.6	0.6	0.4	0.4	0.4	0.4		*	—
Drug Stores	0.2	0.2	0.2	0.2	0.2	0.2	0.1		—
Entertainment	2.4	2.6	2.3	1.8	2.0	1.2	—		—
Equipment Rental Services	0.3	0.2	—	—	—	—	—		—
General Merchandise	0.5	0.5	0.5	0.6	0.6	0.6		*	—
Grocery Stores	0.8	0.4	0.5	0.6	0.6	0.5		*	—
Health & Fitness	3.8	3.8	3.8	3.6	2.4	0.6	0.1		—
Home Furnishings	4.6	4.9	5.4	6.0	5.8	6.5	7.8		5.6
Home Improvement	1.0	1.1	1.2	1.3	2.0	3.6		*	—
Office Supplies	1.8	1.9	2.1	2.2	2.3	2.6	3.0		1.7
Pet Supplies & Services	1.7	1.7	1.7	1.6	1.5	1.1	0.6		0.2
Private Education	1.1	1.2	1.3	1.5	1.4	1.2	0.9		—
Restaurants	11.0	11.8	13.5	12.2	12.3	13.3	16.2		19.8
Shoe Stores	0.8	0.9	0.8	0.7	0.8	1.1	0.8		0.2
Sporting Goods	3.6	3.8	4.1	0.9	—	—	—		—
Theaters	3.7	4.1	3.9	4.3	2.7	0.6	—		—
Travel Plazas	0.3	0.3	—	—	—	—	—		—
Video Rental	3.0	3.3	3.3	3.7	3.9	4.3	3.8		0.6
Other	3.6	3.8	4.4	5.2	6.0	5.7	6.0		7.3

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		100.0%

* Less than 0.1%

(1)          Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary, Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,374 net leased, single-tenant retail properties as of December 31, 2003
(dollars in thousands):

Year	Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended Dec. 31, 2003(2)	Percentage of Rental Revenue
2004	124	$2,727	7.0%
2005	75	1,447	3.7
2006	91	2,132	5.5
2007	120	2,235	5.7
2008	97	2,169	5.6
2009	39	851	2.2
2010	38	903	2.3
2011	38	1,539	3.9
2012	47	1,565	4.0
2013	76	3,458	8.8
2014	37	1,651	4.2
2015	39	1,154	3.0
2016	14	382	1.0
2017	20	1,484	3.8
2018	22	591	1.5
2019	50	2,297	5.9
2020	10	916	2.3
2021	95	3,618	9.3
2022	96	2,582	6.6
2023	232	4,295	11.0
2024	2	97	0.2
2026	2	93	0.2
2028	2	54	0.1
2033	3	324	0.8
2034	2	208	0.5
2037	3	337	0.9

Totals	1,374	$39,109	100.0%

(1)  Excludes properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)  Includes rental revenue of $74 from properties reclassified to discontinued operations and excludes revenue of $1,306 from four multi-tenant properties and from 26 vacant and unleased properties at December 31, 2003 and revenue of $1,266 from properties owned by our subsidiary, Crest Net.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of December 31, 2003 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended Dec. 31, 2003(2)	Percentage of Rental Revenue
Alabama	14	100%	137,600	$346	0.8%
Alaska	2	100	128,500	251	0.6
Arizona	31	97	211,600	890	2.2
Arkansas	8	100	48,800	238	0.6
California	61	100	1,057,100	3,837	9.5
Colorado	44	95	311,700	1,003	2.5
Connecticut	16	100	245,600	925	2.3
Delaware	16	100	29,100	338	0.8
Florida	90	99	1,159,300	4,171	10.3
Georgia	100	98	625,500	2,294	5.7
Idaho	11	100	52,000	204	0.5
Illinois	45	96	364,000	1,158	2.9
Indiana	27	96	150,100	524	1.3
Iowa	9	100	57,600	152	0.4
Kansas	22	91	201,300	528	1.3
Kentucky	13	100	43,600	274	0.7
Louisiana	7	100	47,100	190	0.5
Maryland	24	100	207,600	957	2.4
Massachusetts	37	100	203,100	874	2.2
Michigan	13	100	81,600	324	0.8
Minnesota	20	95	235,400	513	1.3
Mississippi	21	90	174,000	413	1.0
Missouri	34	97	235,400	692	1.7
Montana	2	100	30,000	80	0.2
Nebraska	10	100	91,200	315	0.8
Nevada	10	100	100,700	435	1.1
New Hampshire	9	100	55,200	195	0.5
New Jersey	25	100	132,100	1,012	2.5
New Mexico	5	100	46,000	129	0.3
New York	24	100	265,600	1,398	3.4
North Carolina	41	100	221,100	1,158	2.9
North Dakota	1	100	22,000	17	*
Ohio	76	99	510,000	1,789	4.4
Oklahoma	17	100	94,300	357	0.9
Oregon	19	100	267,100	629	1.5
Pennsylvania	58	100	356,000	1,535	3.8
Rhode Island	1	100	3,500	29	0.1
South Carolina	46	98	136,900	980	2.4
South Dakota	1	100	6,500	24	0.1
Tennessee	98	99	462,400	1,876	4.6
Texas	173	97	1,634,100	4,064	10.1
Utah	7	86	43,300	109	0.3
Vermont	1	100	2,500	22	0.1
Virginia	55	100	412,600	1,966	4.8
Washington	38	100	250,900	735	1.8
West Virginia	2	100	16,800	40	0.1
Wisconsin	16	88	162,300	346	0.8
Wyoming	4	100	20,100	79	0.2
Totals/Average	1,404	98%	11,350,800	$40,415	100.0%

* Less than 0.1%

(1)   Excludes properties owned by our subsidiary, Crest Net.

(2)   Includes rental revenue for all properties owned by Realty Income at December 31, 2003 (including revenue from properties reclassified to discontinued operations of $74) and excludes revenue of $1,266 from properties owned by Crest Net.